Exhibit 4.8

Executed Version

LIGHINTHEBOX HOLDING CO., LTD.

CONVERTIBLE NOTE PURCHASE AGREEMENT

This CONVERTIBLE NOTE PURCHASE AGREEMENT  (this “Agreement”), dated as of  March 22, 2012, is entered into by and between LightInTheBox Holding Co., Ltd., an exempted company organized under the Laws of the Cayman Islands (the “Company”), Ceyuan Ventures II, L.P., a limited partnership formed under the Laws of the Cayman Islands, Ceyuan Ventures Advisors Fund II, LLC, a limited liability company formed under the Laws of the Cayman Islands, GSR Ventures III, L.P., a United States limited partnership and  Banean Holdings Ltd., an limited liability company organized under the Laws of the Cayman Islands (the “Investors”).  The Company and the Investors are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, on the terms and subject to the conditions set forth herein, each Investor desires to purchase from the Company, and the Company desires to sell to such Investor, a convertible note in the principal amount set forth against such Investor’s name in Schedule I hereto (the “Principal Amount”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      Definitions.

1.1          The following terms shall have the meanings ascribed to them below:

“Action” means any notice, charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at Law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of an Investor, the term “Affiliate” also includes (v) any shareholder of the Investor, (w) any of such shareholder’s or Investors’ general partners or limited partners, (x) the fund manager managing such shareholder or Investor (and general partners, limited partners and officers thereof) and (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x).

“Associate” means, with respect to any Person, (1) a corporation or organization (other than the Group Companies) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of Equity Securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Basic Documents” means this Agreement and the Notes.

“Benefit Plan” means any deferred compensation Contract, bonus plan, incentive plan, profit sharing plan, retirement Contract or other employment compensation Contract or any other plan which provides or provided benefits for any employee, officer, consultant, and/or director of a Person or with respect to which contributions are or have been made on account of an employee, officer, consultant, and/or director of such a Person.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC.

“Ceyuan” means Ceyuan Ventures II, L.P. and/or Ceyuan Ventures Advisors Fund II, LLC.

“CFC” means a controlled foreign corporation as defined in the Code.

“Charter Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, memorandum of association, articles of association, bylaws, articles of organization, certificate of formation, limited liability company agreement, operating agreement, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Registered IP” means all Intellectual Property for which registrations have been obtained throughout the world (and all applications for, or extensions or reissues of, any of the foregoing throughout the world) that are owned by, or registered or applied for in the name of, any Group Company.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, purchasing arrangement and other legally binding arrangement, whether written or oral.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Shares” means the same class of shares of the Company issued and sold by the Company or the underlying Equity Securities of the Company issued and sold by the Company in a Financing Event.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“FCPA” means Foreign Corrupt Practices Act of the United States of America, as amended from time to time.

“Financing Event” means the offer and sale of the equity securities of the Company, including an initial public offering (an “IPO”).

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company, the UK Subsidiary, Light In The Box Limited (the “HK Subsidiary”), Lanting Jishi Trade (Shenzhen) Co., Ltd. (兰亭集势贸易（深圳）有限公司) (the foreign invested commercial enterprise, or “FICE”), Beijing Lanting Gaochuang Technologies Co., Ltd. (北京兰亭高创科技有限公司) (“Lanting Gaochuang”), Shenzhen Lanting Huitong Technologies Co., Ltd. (深圳兰亭汇通科技有限公司) (“Shenzhen Lanting) and Shanghai Ouku Network Technologies Co., Ltd. (“Shanghai Ouku”) together with each Subsidiary of any of the foregoing, and “Group” refers to all of Group Companies collectively.

“GSR” means GSR Ventures III, L.P. and Banean Holdings Ltd.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty or settlement of any kind or nature imposed on or otherwise incurred or suffered by such Person, including without limitation, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement and Taxes payable by such Person by reason of the indemnification.

“Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Knowledge” means the actual knowledge and that knowledge which should have been acquired after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of all officers, directors (excluding the directors appointed by Ceyuan and GSR), employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group and of its Affiliates who could reasonably be expected to have knowledge of the matters in question, and where any statement in the representations and warranties hereunder is expressed to be given or made to a Person’s Knowledge, or so far as a party is aware, or is qualified in some other manner having a similar effect, the statement shall be deemed to be supplemented by the additional statement that such party has made such due inquiry and due diligence.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Group taken as a whole, (ii) material impairment of the ability of any party (other than the Investors) to perform the material obligations of such party under any Transaction Documents, or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any party hereto or thereto (other than the Investors).

“Memorandum and Articles” means the third amended and restated memorandum of association of the Company and the third amended and restated articles of association of the Company.

“MOFCOM” means the Ministry of Commerce or, with respect to any matter to be submitted for examination and approval by the Ministry of Commerce, any Governmental Authority which is similarly competent to examine and approve such matter under the laws of the PRC.

“Order No. 10” means the Rules for Mergers with and Acquisitions of Domestic Enterprises by Foreign Investors (关于外国投资者并购境内企业的规定) jointly issued by the MOFCOM, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the SAIC, the China Securities Regulatory Commission and the SAFE on August 8, 2006.

“Ordinary Shares” means the Company’s ordinary shares, par value US$1/15000 per share.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens and (y) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means a passive foreign investment company as defined in the Code.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Prohibited Person” means any Person that is (1) a national or resident of any U.S. embargoed or restricted country, (2) included on, or Affiliated with any Person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, (3) a member of any PRC military organization, or (4) a Person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.

“Public Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise.

“Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

“Related Party” means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company (other than Ceyuan and GSR), and any Affiliate or Associate of any of the foregoing.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means collectively, the Circular 75 and any other applicable SAFE rules and regulations.

“SAIC” means the State Administration of Industry and Commerce or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series C Preferred Shares” means the Series C Preferred Shares of the Company, par value US$1/15000 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.

“Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, including all source code and executable code, whether embodied in software, firmware or otherwise, documentation, development tools, designs, files, verilog files, RTL files, HDL, VHDL, net lists, records, data and mask works; and (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and all rights therein.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a), (i)(b) and (i)(c) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means the Basic Documents and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“UK Subsidiary” means LIGHTINTHEBOX (UK) LIMITED.

“U.S. real property holding corporation” has the meaning as defined in the Code.

1.2          Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Account Date	Section 5.9

Agreement	Preamble

Arbitration Notice	Section 9.5(i)

Balance Sheet	Section 5.9

Base Rate	Section 3

Claim	Section 8.1(ii)

Closing	Section 2.2

Closing Certificate	Section 2.3(ii)(b)

Company	Preamble

Company IP	Section 5.17(i)

Company Owned IP	Section 5.17(i)

Compliance Laws	Section 5.14(i)

Confidential Information	Section 7.1

Conversion Event	Section 4.1

Conversion Price	Section 4.1

Default Rate	Section 3

Dispute	Section 9.5 (i)

Event of Default Event	Section 4.3

Financial Statements	Section 5.9

FICE	Section 1.1

Hong Kong (HK Subsidiary)	Section 1.1

IPO	Section 1.1

Indemnifiable Loss	Section 8.1(ii)

Indemnitee	Section 8.1(ii)

Indemnity Notice	Section 8.1(vi)(a)

Investor/Investors	Preamble

Lanting Gaochuang	Section 1.1

Lease	Section 5.15(ii)

Licenses	Section 5.17(ii)

Material Contracts	Section 5.13 (i)

Maturity Conversion Event	Section 4.2

Maturity Conversion Price	Section 4.2

Maturity Conversion Shares	Section 4.2

Note/Notes	Section 2.1

Note Conversion Price	Section 4.1

Party/Parties	Preamble

Principal Amount	Recitals

Principal Tribunal	Section 9.5(ix)(a)

Representatives	Section 5.14(i)

SEC	Section 6.4

Shanghai Ouku	Section 1.1

Shenzhen Lanting	Section 1.1

Statement Date	Section 5.9

All capitalized terms

2.                                      The Notes

2.1          Issuance of Notes.  At the Closing (as defined below), subject to all of the terms and conditions hereof, the Company agrees to issue and sell to each Investor, and each Investor agrees to purchase, a convertible note in the form of Exhibit A hereto in the relevant principal amount set forth against the name of such Investor on Schedule I hereto (collectively, the “Notes” and each, a “Note”).  The aggregate Principal Amounts under the Notes is US$8 million.

2.2                               Closing.  The sale and purchase of the Notes shall take place at a closing (the “Closing”) to be held on a Business Day on or prior to March 26, 2012, remotely via the exchange of documents and signatures as soon as practicable, or such other place and time as the Company and the Investors may agree.  The Parties agree that all transactions at the Closing shall be deemed to occur simultaneously and none of them shall be deemed to have occurred until the conclusion of the Closing.

2.3                               Deliveries.

(i)                                     Deliveries by the Investors.  At the Closing, each Investor shall pay the respective Principal Amounts by wire transfer in immediately available funds to an account of the Company, the details of which shall be notified to the Investors in writing by the Company.

(ii)                                  Deliveries by the Company. At the Closing, the Company shall deliver to each Investor:

(a)                                  a Note in the amount as set forth in Schedule I hereto next to the name of such Investor, and

(b)                                 a certificate (the “Closing Certificate”), signed by a duly authorized officer of the Company and dated the date of the Closing, to the effect that the conditions set forth in Section 2.4 have been satisfied.

2.4                               Conditions Precedent to Closing.

(i)                                     Conditions of the Investors’ Obligations at the Closing. The obligations of each Investor to consummate the Closing under this Agreement are subject to the fulfillment, to the satisfaction of such Investor on or prior to the Closing, or waiver by such Investor, of the following conditions:

(a)                                  the representations and warranties contained in Section 5 remaining true and accurate in all material respects on the Closing Date;

(b)                                 the Company having performed and complied with all of its agreements and obligations contained in this Agreement to which it is a party that are required to be performed or complied with by it on or before the date of Closing;

(c)                                  the Company having duly attended to and carried out all corporate procedures that are required under the applicable laws of its place of incorporation or establishment to effect its execution, delivery and performance of the Basic Documents to which it is a party, and the transactions contemplated hereby and thereby, and having provided copies of all resolutions (and all attachments thereto) in accordance with applicable law approving the transactions contemplated hereby;

(d)                                 all consents and approvals of, notices to, and filings or registrations with, any Governmental Authority or any other Person required pursuant to any applicable law or regulation of any Governmental Authority having been obtained or made;

(e)                                  there having been since the date of this Agreement no material adverse change in the business, operations and financial position of the Group,

(f)                                    the Company having delivered to the Investors a Closing Certificate, dated the date of the Closing and signed by an authorized officer of the Company, certifying that the conditions set forth in paragraphs (a) through (f) of this Section have been satisfied;

(g)                                 the Investors having received a Cayman Islands opinion from Maples and Calder and dated as of the date of the Closing.

(ii)                                  Conditions of the Company’s Obligations at the Closing. The Company’s obligation to complete the sale and issuance of the Notes is subject to the fulfillment, prior to or simultaneously with the Closing, of the following conditions, any one or more of which may be waived by the Company:

(a)                                  the representations and warranties contained in Section 6 remaining true and correct in all material respects on the date of the Closing;

(b)                                 the Investors having performed and complied with all of their agreements and obligations contained in this Agreement that are required to be performed or complied with by it on or before the date of Closing;

(c)                                  the Investors having duly attended to, and carried out, all corporate procedures that are required under the laws of its place of incorporation or establishment to effect their execution, delivery and performance of this Agreement, and the transactions contemplated hereby and thereby, required by the applicable law and the memorandum and articles of association of the Investors, of the execution, delivery and performance by them of this Agreement and all the transactions contemplated hereby and thereby; and

(d)                                 the Investors having duly obtained any and all authorizations, approvals and permits that are required to be obtained by the Investors under applicable law for the purchase of the Notes.

3.                                      Interest. Interest shall accrue on the respective outstanding amount of the Notes from the Original Note Issuance Date (as defined in Exhibit A hereto) at a rate equal to 12% per annum, uncompounded and computed on the basis of the actual number of days elapsed (the “Base Rate”), provided, however, that upon the occurrence of an Event of Default (as defined in Exhibit A hereto), all outstanding amount under the Notes shall accrue interest at the rate equal to 15% per annum, uncompounded and computed on the basis of the actual number of days elapsed (the “Default Rate”).  The Base Rate and the Default Rate shall be calculated on the basis of a 365-day year. Interest may only be made upon the Maturity Date (as defined in Exhibit A hereto), the Conversion Event or at an Event of Default. For the avoidance of doubt, the interest payments shall be made in cash and may not be converted to any Conversion Shares or Maturity Conversion Shares pursuant to Section 4 hereof.

4.                                      Conversion.

4.1                               Mandatory Automatic Conversion upon Conversion Event.  At and effective upon the closing of a Financing Event (a “Conversion Event”) prior to the Maturity Date, it is mandatory that all of the Principal Amount of each of the Notes be automatically converted into such number of fully paid and non-assessable Conversion Shares (as defined below) as is equal to (x) the outstanding amount of each of the Notes divided by (y) the product of (A) the per share issuance price of the Conversion Share issued for a Financing Event; provided that in the event the total pre-money valuation of the Company prior to such Financing Event, without taking into account of the Notes or the Conversion Shares, is greater than US$350 million, the Note Conversion Price shall be equal to (i) US$350 million divided by (ii) the total number of outstanding equity shares of the Company prior to such Financing Event which shall include any shares issued or reserved for issuance under any Benefit Plan of the Company, but excluding the Conversion Shares (the “Note Conversion Price”) times (B) 95% if the Conversion Event occurs after three months but on or before six months from the Original Note Issuance Date, 90% if the Conversion Event occurs after six months but on or before 12 months from the Original Note Issuance Date, or 85% if the Conversion Event occurs after 12 months from the Original Note Issuance Date (each of the foregoing percentages, the “Conversion Discount”). If the Conversion Event occurs on or before 3 months from the Original Note Issuance Date, there shall be no discount to the Note Conversion Price.

4.2                               Conversion at Maturity. If a Conversion Event does not occur prior to the Maturity Date and absent an Event of Default on the Maturity Date (the “Maturity Conversion Event”), all of the outstanding amount of each of the Notes shall be automatically converted within five (5) Business Days from the Maturity Date to such number of fully paid and non-assessable Series C Preferred Shares (the “Maturity Conversion Shares”) as is equal to (x) the outstanding amount of each of the Notes, divided by (y) the quotient of (A) US$255 million (being 85% times US$300 million) divided by (B) the total number of outstanding equity shares of the Company on the Maturity Date which shall include any shares issued or reserved for issuance under any Benefit Plan of the Company, but excluding the Maturity Conversion Shares (the Maturity Conversion Price).

4.3                               Conversion at Event of Default. Upon the occurrence of, and during the continuance of an Event of Default, subject to the terms set forth in Exhibit A, the holders of the Notes have the right (but not the obligation), acting jointly and not severally, to convert all outstanding amount under the Notes, in whole but not in part, to such number of Maturity Conversion Shares as provided under Section 4.2 hereof (the “Event of Default Conversion Event”).

4.4                               Conversion Procedures. At the closing of a Financing Event, on the Maturity Conversion Event or on the Event of Default Conversion Event, as the case may be, the Company shall deliver to the holders of the Notes a certificate or certificates representing the number of the Conversion Shares or the Maturity Conversion Shares, as applicable, issuable upon such conversion. The Person in whose name such certificate(s) is issued shall be deemed to be the holder of record of such Conversion Shares or the Maturity Conversion Shares, as applicable, on such date, notwithstanding that the share register of the Company shall then be closed or that the certificates representing such Conversion Shares or Maturity Conversion Shares, as applicable, shall not then be actually delivered to such Person.  As soon as practicable after the holders of the Notes receives such certificate(s), each of the respective Notes shall be delivered to the Company for cancellation.

5.                                      Representations and Warranties of the Company. Subject to such exceptions as may be specifically set forth in the draft preliminary prospectus, attached to this Agreement as Annex A and as amended, supplemented and provided to the Investors from time to time (the “Draft Prospectus”):

5.1                               Organization, Good Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations under the Transaction Documents to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would be a Material Adverse Effect. Each Group Company that is a PRC entity has a valid business license issued by the SAIC or its local branch or other relevant Government Authorities (a true and complete copy of which has been delivered to the Investors), and has, since its establishment, carried on its business materially in compliance with the business scope set forth in its business license.

5.2                               Corporate Structure; Subsidiaries. The Draft Prospectus sets forth a complete structure chart showing Group Companies as well as a complete and accurate description of the current structure and contractual relationships between the Group Companies. No Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person.

5.3                               Capitalization

(i)                                     Company. The authorized share capital of the Company is $50,000 divided into (a) 707,825,710 ordinary shares of par value $0.000067 each and (b) 42,174,290 preferred shares of par value $0.000067 each, 15,000,000 of which are designated as Series A convertible preferred shares, 17,522,725 of which are designated as Series B convertible preferred shares and 9,651,565 of which are designated as Series C convertible redeemable preferred shares.

(ii)                                  Issuance and Status. All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts and are fully paid (which, in the case of PRC entities, shall be fully paid in accordance with its articles of association) and non-assessable. All share capital or registered capital, as the case may be, of each Group Company have been duly and validly issued and fully paid (or subscribed for) in accordance with its articles of association, is nonassessable, and is and as of the Closing shall be free of any and all Liens (except for any restrictions on transfer under applicable Laws). No share capital or registered capital of any Group Company was issued or subscribed to in violation of the preemptive rights of any Person, terms of any Contract, or any Laws, by which each such Group Company at the time of issuance or subscription was bound. Except as contemplated under the Transaction Documents, there are no (a) resolutions pending to increase the share capital or registered capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company, (b) dividends which have accrued or been declared but are unpaid by any Group Company, or (c) outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any Group Company.

5.4                               Authorization. The Company has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of the Company (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of the Company thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Notes, has been taken or will be taken on or prior to the date of the Closing. Each Transaction Document constitutes valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.5                               Offering and Valid Issuance of the Notes. Subject in part to the accuracy of the Investors’ representations set forth in Section 6 of this Agreement, the offer, sale and issuance of the Notes are exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any applicable securities Laws. The Notes will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable Laws). Upon Conversion and in accordance with Section 4 hereof, the Investors will acquire good and valid title to the Conversion Shares and the Maturity Conversion Shares, free and clear of any Lien, and such Conversion Shares or Maturity Conversion Shares will have been duly authorized, validly issued with the rights and privileges as set forth in the Memorandum and Articles (as applicable), fully paid and non-assessable.

5.6                               Consents; No Conflicts. All Consents from any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, in any case on the part of the Company have been duly obtained or completed (as applicable) have been acquired or completed in accordance with all applicable laws and are in full force and effect, and will remain so upon consummation of the transactions contemplated hereby. Such Consents do not contain any materially burdensome restrictions or conditions. The execution, delivery and performance of each Transaction Document by the Company do not, and the consummation by the Company of the transactions contemplated thereby will not, (i) result in a breach or violation of any provision of its constitutional documents; (ii) result in a breach of any order, judgment or decree of any court or Governmental Authority to which it is a party or by which it is bound; or (iii) violate any applicable law.

5.7                               Tax Matters.

(i)                                     Each Group Company (a) has timely filed all Tax Returns that are required to have been filed by it with any Governmental Authority, (b) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (c) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than, in the case of clauses (a) and (b), unpaid Taxes that are in contest with Tax authorities by Group Company in good faith or nonmaterial in amount.

(ii)                                  Each Tax Return referred to in paragraph (i) above was properly prepared in compliance with applicable Law and was (and will be) true, correct and complete in all material respects.

(iii)                               No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. Except for the withholding duties of Taxes in accordance with applicable laws, no Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

(iv)                              All Tax credits and Tax holidays enjoyed by the Group Company established under the Laws of the PRC under applicable Laws since its establishment have been in compliance with all applicable Laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable Laws published by relevant Governmental Authority.

(v)                                 No Group Company is or has ever been a PFIC or CFC or a United States real property holding corporation. No Group Company anticipates, based on its operations through February 2012 that it will become a PFIC or CFC or a United States real property holding corporation for the current taxable year and any future taxable year.

(vi)                              The Company is treated as a corporation for U.S. federal income tax purposes.

5.8                               Charter Documents; Books and Records. The Charter Documents of each Group Company are in the form provided to the Investors. Each Group Company has been in compliance with its Charter Documents in all material respects, and none of the Group Companies has violated or breached any of their respective Charter Documents which may result in any Material Adverse Effect.

5.9                               Financial Statements. The Draft Prospectus sets forth the audited consolidated balance sheet and statements of operations and cash flows for the Group as of and for the twelve-months ending December 31, 2011 (the “Account Date”) and the audited consolidated balance sheet (the “Balance Sheet”) and statements of operations and cash flows for the Group as of and for the twelve months ending December 31 , 2011 (the “Statement Date”) (collectively, the financial statements referred to above, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with the books and records of the Group, (ii) fairly present in all material respects the financial condition and position of the Group as of the dates indicated therein and the results of operations and cash flows of the Group for the periods indicated therein, except in the case of unaudited financial statements for the omission of notes thereto and normal year-end audit adjustments that are not expected to be material, and (iii) were prepared in accordance with applicable local general accepted accounting principles of each Group Company respectively, applied on a consistent basis throughout the periods involved. All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are good and collectible in the ordinary course of business in all material respects, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with applicable local general accepted accounting principles), and no further goods or services are required to be provided in order to complete the sales and to entitle the applicable Group Company to collect in full. There are no material contingent or asserted claims, refusals to pay, or other rights of set off with respect to any accounts receivable of the Group Companies to the Knowledge of the Company.

5.10                        Changes. Since the Account Date, the Group has operated its business in the ordinary course consistent with its past practice, there has not been any Material Adverse Effect or any material change in the way the Group conducts its business, no Group Company has entered into any transaction outside of the ordinary course of business consistent with its past practice, and there has not been by or with respect to any Group Company:

(i)                                     any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice, and no acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

(ii)                                  any waiver, termination, settlement or compromise of a valuable right or of a debt, other than those in the ordinary course of business which would not reasonably be expected to have a Material Adverse Effect on any Group Company;

(iii)                               any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any material Lien (other than Permitted Liens) or (2) any material indebtedness or guarantee, or the making of any loan or advance (other than (x) the reasonable and normal advances to employees for bona fide expenses (y) the loan or advance to suppliers or customers, in each case that are incurred in the ordinary course of business consistent with its past practice), or the making of any material investment or capital contribution;

(iv)                              any amendment to any Material Contract, any entering of any new Material Contract, or any termination of any Contract that would have been a Material Contract if in effect on the date hereof, or any amendment to any Charter Document, or any amendment to or waiver under any Charter Document;

(v)                                 any material change in any compensation arrangement or Contract with any employee of any Group Company, or adoption of any new Benefit Plan, or made any material change in any existing Benefit Plan, other than any change incurred in the ordinary course of business consistent with its past practice;

(vi)                              any declaration, setting aside or payment or other distribution in respect of any Equity Securities of any Group Company, or any issuance, transfer, redemption, purchase or acquisition of any Equity Securities by any Group Company;

(vii)                           any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets, properties, financial condition, operation or business of any Group Company;

(viii)                        any material change in accounting methods or practices or any revaluation of any of its assets;

(ix)                                any commencement or settlement of any material Action;

(x)                                   any sale, issuance, transfer, pledge or other disposition of any Equity Securities of any Group Company; or

(xi)                                any agreement or commitment to do any of the things described in this Section 5.10.

5.11                        Actions. There is no Action likely to cause a material adverse effect to the Company’s businesses and financial conditions pending or, to the Knowledge of the Company, threatened against or affecting any Group Company or any of its officers, directors or employees with respect to its businesses or proposed business activities, or, to the Knowledge of the Company, any officers, directors or employees of any Group Company in connection with such person’s respective relationship with such Group Company, nor to the Knowledge of the Company is there any basis for any of the foregoing. There is no Governmental Order in effect and binding on any Group Company or their respective assets or properties. There is no such Action pending by any Group Company against any third party nor does any Group Company intend to commence such Action. To the Knowledge of the Company, no Governmental Authority has at any time materially challenged or questioned in writing the legal right of any Group Company to conduct its business as presently being conducted. No Group Company has received any opinion or memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the business of any Group Company.

5.12                        Liabilities. No Group Company has any Liabilities except for (i) liabilities set forth in the Balance Sheet that have not been satisfied since the Statement Date, and (ii) current liabilities incurred since the Statement Date in the ordinary course of the Group’s business consistent with its past practices and which do not exceed US$30,000 in the aggregate.

5.13                        Commitments. Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order, and is in full force and effect, and such Group

Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or, to the Knowledge of the Company, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract. “Material Contracts” means collectively, each Contract to which a Group Company or any of its properties or assets is bound or subject to that (a) involves obligations (contingent or otherwise) or payments in excess of USD200,000 individually or in the aggregate per annum or that is not terminable upon thirty (30) days notice without incurring any penalty or obligation, (b) involves Intellectual Property that is material to a Group Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms), including without limitation, the Licenses, (c) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (e) involves any provisions providing exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (f) is with a Related Party, (g) involves indebtedness, an extension of credit, a guaranty or assumption of any obligation, or the grant of a Lien, (h) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business, (i) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any material real or personal property (except for personal property leases involving payments of less than USD200,000 per annum), including without limitation, any material Leases, (k) involves the establishment, contribution to, or operation of a partnership, joint venture or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (l) is between the Shenzhen Lanting/Shanghai Ouku or Lanting Gaochuang and another Group Company, (m) is with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities), (n) is a Benefits Plan, (o) is a Control Document, or (p) otherwise material to a Group Company or is one on which a Group Company is substantially dependent.

5.14                        Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions.

(i)                                     Each Group Company, and to the Knowledge of each Group Company, its respective directors (excluding the directors appointed by Ceyuan and GSR), officers, employees, agents and other persons acting on its behalf (collectively, “Representatives”) are familiar with and are and have been in compliance with all applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”) including the FCPA as if it were a U.S. Person. Without limiting the foregoing, neither any Group Company nor, to the Knowledge of the Group Company, any

Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of,

(a)                                  the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person.

(b)                                 the taking of any action by any Person which (i) would violate the FCPA, if taken by an entity subject to the FCPA or (ii) could reasonably be expected to constitute a violation of any applicable Compliance Law, or

(c)                                  the making of any false or fictitious entries in the books or records of any Group Company by any Person, or

(d)                                 the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

(ii)                                  No Group Company or to the Knowledge of the Group Company, its Representatives has ever been found by a Governmental Authority to have violated any criminal or securities Law or is subject to any indictment or any government investigation for bribery.

(iii)                               No Group Company or, to the Knowledge of the Group Company, Representative is a Prohibited Person, and no Prohibited Person will be given an offer to become an employee, officer, consultant or director of any Group Company. No Group Company has conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction with a Prohibited Person.

5.15                        Title; Properties.

(i)                                     Title; Personal Property. The Group Companies have good and valid title to, or a valid leasehold interest in or right to use, all of their assets, whether real, personal or mixed, purported to be owned by them (including but not limited to all such assets reflected in the Financial Statements), free and clear of any Liens, other than Permitted Liens. The foregoing assets, rights and properties collectively represent in all material respects all assets, rights and properties necessary for the conduct of the business of the Group in the manner conducted during the periods covered by the Financial Statements and as presently conducted. Except for leased items, no Person other than a Group Company owns any interest in any such assets. All leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (a) in good condition and repair in all material respects (reasonable wear and tear excepted) and (b) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business.

(ii)                                  Real Property. To the Knowledge of the Company, the lessor under each material leasehold interest to any real property (a “Lease”) is qualified and has obtained all

Consents necessary to enter into such Lease, including without limitation any Consents required from the owner of the property demised pursuant to the Lease if the lessor is not such owner. There is no claim asserted, to the Knowledge of the Company, by any Person regarding the lessor’s ownership of the property demised pursuant to each Lease. To the Knowledge of the Company, each Lease is in compliance in all material respects with applicable Laws, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such Lease. No Group Company uses any real property in the conduct of its business except insofar as it has secured a Lease with respect thereto. The leasehold interests under the Leases held by each Group Company are adequate for the conduct of the business of such Group Company as currently conducted. There exists no pending or, to the Knowledge of the Company, threatened condemnation, confiscation, eminent domain proceeding, dispute, claim, demand or similar proceeding with respect to, or which could materially and adversely affect, the continued use and enjoyment of such leasehold interests. To the Knowledge of the Company, there are no circumstances that would entitle any Governmental Authority or other Person to take possession or otherwise restrict use, possession or occupation of any property subject to any Leases.

5.16                        Related Party Transactions. Save for those disclosed in the Draft Prospectus, no Related Party has any material Contract, understanding, or proposed transaction with, or is indebted to, any Group Company or has any direct or indirect ownership interest in any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits). To the Knowledge of the Company, no Related Party has any direct or indirect interest in any Person with which a Group Company is affiliated or with which a Group Company has a material business relationship (including any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, intellectual or other property rights or services), or any Person that directly or indirectly competes with any Group Company (other than ownership of less than one percent (1%) of the stock of publicly traded companies), or any Contract to which a Group Company is a party or by which it may be bound or affected.

5.17                        Intellectual Property Rights.

(i)                                     Company IP. Each Group Company owns or has the rights to use or otherwise has the sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, all Intellectual Property necessary and sufficient to conduct its business as currently conducted by such Group Company (“Company IP”) without any conflict with or infringement of the rights of any other Person. For the purposes of this Agreement, “Company Owned IP” means Intellectual Property owned by the Group Companies. The Draft Prospectus sets forth certain material Company Registered IP for the Group Company. No Group Company or, to the Knowledge of the Company, any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any material Company Owned IP to be invalid, unenforceable or not subsisting, including taking reasonable and appropriate steps to register, protect, maintain and safeguard material Company Owned IP and made all appropriate filings, registrations and payments of fees in connection with the foregoing. No material Company Owned IP is the subject of any Lien, license or other Contract to which any Group Company is a party granting rights therein to any other Person. No material Company Registered IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that restricts in any material manner the use, transfer or licensing thereof, or any Group Company’s products or services, by any Group Company or may affect the validity, use or enforceability of such Company Registered IP. No Group Company has (a) transferred or assigned any material Company IP; (b) authorized the joint ownership of, any material Company IP; or (c) permitted the rights of any Group Company in any material Company Registered IP to lapse or enter the public domain. To the extent that any Company Owned IP has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment. To the Knowledge of the Company, no Person has violated, infringed or misappropriated any Company Owned IP of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. To the Knowledge of the Company, no Person has challenged the ownership or use of the Company IP by a Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(ii)           Licenses. The Group Companies have paid all license and royalty fees required to be paid under the Licenses. At the Investors’ request, the Company shall provide to the Investors a complete and accurate list of (a) all material licenses, sublicenses, and other Contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any material Company IP, and (b) all material licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any material Intellectual Property of another Person, in each case except for (1) agreements involving “off-the-shelf” commercially available software, and (2) non-exclusive licenses to customers of the business conducted by the Group Companies in the ordinary course of business consistent with past practice (collectively, the “Licenses”).

(iii)          No Public Software. No material Software included in any Company Owned IP has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such Software be disclosed or distributed in source code form or made available at no charge.

5.18        Labor and Employment Matters. Each Group Company has complied in all material respects with all applicable Laws related to labor or employment, including provisions thereof relating to wages, hours, working conditions, benefits, retirement, social welfare, equal opportunity and collective bargaining, and no Liability has been or is expected to be incurred by any Group Companies under or pursuant to any applicable Laws relating to any Benefit Plan or individual employment compensation agreement, and, to the Knowledge of the Company, no event, transaction or condition has occurred or exists that would result in any such Liability to any Group Companies, save for that disclosed in the Draft Prospectus.

5.19        Insurance. Each Group Company has in full force and effect insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to reasonably replace any of its properties and material assets that might be damaged or destroyed and in amounts customary for companies similarly situated. There is no material claim pending thereunder as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and each Group Company is otherwise in compliance in all material respects with the terms of such policies and bonds.

5.20        Suppliers. To the Knowledge of the Company, its suppliers can in all material respects provide sufficient and timely supplies of goods and services in order to meet the requirements of the Group’s business consistent with prior practice.

5.21        Internal Controls. Each Group Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with applicable general accepted accounting principles and to maintain asset accountability, (iii)access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets of it is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) any personal assets or bank accounts of the employees, directors, officers are not mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.

5.20        No Brokers. Neither any Group Company nor any of its Affiliates has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

5.21        Disclosure. No representation or warranty by the Company in this Agreement and no information or materials provided by the Company to the Investors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. Except as set forth in this Agreement or the Draft Prospectus, to the Knowledge of the Company, there is no fact that the Company has not disclosed to the Investors in writing and of which any of its officers, directors (excluding the directors appointed by Ceyuan and GSR) or executive employees has knowledge and that has had or would reasonably be expected to have any Material Adverse Effect.

6.                                      Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company, severally and not jointly, that:

6.1          Authorization. Such Investor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of such Investor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the

Transaction Documents to which it is a party, and the performance of all obligations of such Investor thereunder, has been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by such Investor (to the extent such Investor is a party and constitute valid and legally binding obligations of such Investor), enforceable against such Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

6.2          Binding Obligation. Such Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  Each of the Transaction Documents executed by such Investor is a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.  The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by the Investor.

6.3          Purchase for Own Account. Each Note will be acquired for such Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

6.4          Status of Investors. Such Investor is either (i) an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. Such Investor has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the applicable Notes and can bear the economic risk of its investment in the Notes.

6.5          Restricted Securities. The Investor understands that the Notes and Conversion Shares are restricted securities within the meaning of Rule 144 under the Securities Act; that the Notes are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

6.6          No Brokers. Neither such Investor nor any of its Affiliates has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

7.                                      Confidentiality; Restrictions on Announcements

7.1          General Obligation. Each Party undertakes to the other Parties that it shall not reveal, and that it shall procure that its respective directors, current or prospective equity interest holders, current or prospective partners, members, advisors and bankers, officers, employees, agents, consultants, auditors and professional advisors (collectively, “Representatives”) do not reveal, to any third party any Confidential Information without the prior written consent of the Company or the concerned Party, as the case may be, or use any Confidential Information in such manner that is detrimental to the Company or the concerned Party, as the case may be.  The term “Confidential Information” as used in this Section 7.1 means, (i) any information concerning the organization, business, technology, safety records, investment, finance, transactions or affairs of any Party or any Group Company or any of their respective directors, officers or employees (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement); (ii) the terms of this Agreement and the terms of any of the other Basic Documents, and the identities of the Parties and their respective Affiliates; and (iii) any other information or materials that contains or otherwise reflects, or is generated from, Confidential Information. The Company shall procure that each of the Group Companies shall comply with the obligations set forth in this Section 7.1 as if it were a Party to this Agreement.

7.2          Exceptions. The provisions of Section 7.1 shall not apply to:

(i)            disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of the Representatives in violation of this Agreement;

(ii)           disclosure by a Party to a Representative; provided that such Representative (a) is under a similar obligation of confidentiality or (b) is otherwise under a binding professional obligation of confidentiality;

(iii)          disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange on which the notes of a Party or its parent company are listed or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; or

(iv)          disclosure by the Investors or their Affiliates of Confidential Information that is reasonably necessary in the ordinary course of business, in connection with any existing or proposed transaction or other contractual relationship of the Investors or their Affiliates or for any financing or fund raising purposes, provided that the relevant party to such existing or proposed relationship or financing or fund raising activity has been informed of the confidential nature of the information being disclosed and agrees to comply with the confidentiality of such information.

7.3          Publicity. Except as required by law, by any Governmental Authority, or by any relevant stock exchange on which the shares of a Party or any of its Affiliate are listed or otherwise agreed by all the Parties, no publicity release or public announcement concerning the relationship or involvement of the Parties shall be made by any Party without the advance written approval of the other Party.

8.                                      Breach and Indemnification

8.1          Indemnity.

(i)            The Company shall indemnify, defend and hold harmless each Investor against any Indemnifiable Loss, incurred by such Investor directly caused by any breach or violation by the Company of any representation, warranty, covenant or agreement contained herein. For avoidance of doubt, in no event shall the Company be liable for any indirect, incidental, punitive, multiple, consequential or special losses that may be incurred by any Investor, including without limitation lost of revenues, profits, or opportunities.

(ii)           For purposes of this Agreement, “Indemnifiable Loss” means, with respect to any Person, any damage, liability, loss, reasonable expenses, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person and (ii) any Taxes in respect of the payments made to a Person as a result of the indemnification of any Indemnifiable Loss hereunder. Each Party entitled to indemnification hereunder (an “Indemnitee”) may elect to make a claim for indemnification (a “Claim”) under this Agreement against any other Party who is liable for such indemnification (an “Indemnifying Party”) in its sole discretion.

(iii)          The Company shall not be obliged to indemnify any Investor unless the Indemnifiable Loss of such Investor exceeds US$500,000, and for the avoidance of any doubt, in such a case, the Company shall indemnify such Investor for the full amount of such Indemnifiable Loss. In any event, the aggregate amount of Indemnifiable Loss of an Investor shall not exceed the Purchase Price actually paid by such Investor under this Agreement.

(iv)          Regardless of anything else contained herein, the Company’s obligations under this Agreement or the Notes shall first be satisfied with the cash, property or other assets held or acquired by the Group Companies on or after the date hereof.

(v)           Each Investor shall, severally but not jointly with other Investors, indemnify, defend and hold harmless the Company, against any Indemnifiable Loss, incurred by the Company directly caused by any breach or violation by such Investor of any representation, warranty, covenant or agreement contained herein. For avoidance of doubt, in no event shall any Investor be liable for any indirect, incidental, punitive, multiple, consequential or special losses that may be incurred by the Company, including without limitation lost of revenues, profits or opportunities.

(vi)          All Claims for indemnification by any Indemnitee will be asserted and resolved as follows:

(a)           In the event the Indemnitee has a Claim under Section 8.1 against any Indemnifying Party, the Indemnitee shall deliver a notice (an “Indemnity Notice”) to the Indemnifying Party. If the Indemnifying Party does not dispute the Claim described in such Indemnity Notice by written notice to the Indemnitee within fifteen (15) Business Days after receipt of the Indemnity Notice, the Indemnifiable Loss in the amount specified the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Indemnifiable Loss in the amount specified in the Indemnity Notice to the Indemnitee within thirty (30) Business Days after receipt of the Indemnity Notice. If the Indemnifying Party has timely disputed its liability with respect to such Claim by written notice to the Indemnitee (the “Response”) within fifteen (15) Business Days after receipt of the Indemnity Notice, the Indemnifying Party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within thirty (30) Business Days after the receipt by the Indemnitee of the Response, such dispute will be finally and conclusively determined in accordance with Section 9.5.

(b)           Any Indemnifiable Loss will be due and payable to each Indemnitee within thirty (30) Business Days upon the conclusive determination of the Claim in respect thereof.

9.                                      Miscellaneous.

9.1          Covenants and Agreements. Between the date of this Agreement and the Closing and at any time after the Closing, each of the Group Companies shall: (a) preserve and maintain in full force and effect its existence and good standing (as applicable) under the laws of its jurisdiction of formation or organization; (b) preserve and maintain in full force and effect all material Consents required for the conduct of its business; (c) conduct its business only in the ordinary course in accordance with sound business practices and past practice, keep its properties in good working order and repair (except for normal wear and tear) and keep available the service of its current management and key employees; (d) comply with all requirements of applicable Law and with the directions of any Governmental Authority having jurisdiction over any Group Company, its business or property; and (e) file or cause to be filed in a timely manner all reports, applications, estimates and licenses that shall be required by a Governmental Authority.  Between the date of this Agreement and the Closing, each of the Group Companies shall not take, permit to occur, approve, authorize, or agree or commit to do any of the transactions described in Section 5.10 without the Investors’ prior written consent.

9.2          Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto or thereto.

9.3          Assignment. The Company and the Investors may not assign, by operation of law or otherwise, in whole or in part, any of their respective rights, interests or obligations under the Transaction Documents to any other Person.

9.4          Governing Law. This Agreement shall be governed by and construed under the Laws of New York, without regard to principles of conflict of Laws thereunder.

9.5          Dispute Resolution.

(i)            Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to the Basic Documents, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(ii)           Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof shall be submitted to the International Chamber of Commerce for settlement by arbitration with three arbitrators under the Rules of Arbitration of the International Chamber of Commerce.  The place of arbitration shall be in Hong Kong.  The arbitral proceedings shall be conducted in English.

(iii)          To the extent that the arbitration rules are in conflict with the provisions of this Section 9.5, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 9.5 shall prevail.

(iv)          Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v)           The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi)          The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of New York and shall not apply any other substantive Law.

(vii)         Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii)        During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(ix)           The Parties to this Agreement agree to the consolidation of arbitrations under the Transaction Documents in accordance with the following:

(a)           In the event of two or more arbitrations having been commenced under any of the Transaction Documents, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (A) there are issues of fact and/or law common to the arbitrations, (B) the interests of justice and efficiency would be served by such a consolidation, and (C) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

(b)           The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly. All Parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.

(c)           If the Principal Tribunal makes an order for consolidation, it: (A) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (B) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (C) may also give such directions as it considers appropriate (x) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under this Section 9.5); and (y) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

(d)           Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order. Such cessation is without prejudice to (A) the validity of any acts done or orders made by such arbitrators before termination, (B) such arbitrators’ entitlement to be paid their proper fees and disbursements and (C) the date when any claim or defense was raised for the purpose of applying any limitation period or any like rule or provision.

(e)           The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 9.5 where such objections are based solely on the fact that consolidation of the same has occurred.

9.6          Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule II (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 9.6). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

9.7          Survival of Warranties. The representations and warranties contained in this Agreement shall survive any investigation made by any party hereto and the Closing and shall terminate at the end of eighteen months after the date of the Closing.

9.8          Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

9.9          Fees and Expenses. The Company and the Investors shall respectively bear all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

9.10        Finder’s Fee. Each Investor agrees, severally and not jointly, to indemnify and to hold harmless the Company and each other Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees or representatives is responsible. The Company agrees, jointly and severally, to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

9.11        Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

9.12        Amendments and Waivers. Any term of this Agreement may be amended, only with the written consent of each of (i) the Company and (ii) each Investor. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

9.13        No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

9.14        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

9.15        No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

9.16        Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by, “but not limited to”, (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) all references to dollars or to “US$” are to currency of the United States of America (and shall be deemed to include reference to the equivalent amount in other currencies), (viii) the term “day” means “calendar day”, and “month” means calendar month, (ix) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, (x) each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant, and (xi) reference to an agreement means such agreement as amended from time to time.

9.17        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

9.18        Entire Agreement. This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

9.19        GSR Seal. Notwithstanding anything to the contrary contained herein, this Agreement shall not come into effect unless the signature page of GSR Ventures III, L.P. is accompanied by its seal or chop.

9.20        Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

LIGHTINTHEBOX HOLDING CO., LTD.

By:	/s/Quji Guo
Name:	Quji Guo
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

CEYUAN VENTURES II, L.P.
By: Ceyuan Ventures Management II, LLC
Its General Partner

By:	/s/Bo Feng
Name:	Bo Feng
Title:	Executive Managing Director

CEYUAN VENTURES ADVISORS FUND II, LLC

By:	/s/Bo Feng
Name:	Bo Feng
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

GSR Ventures III, L.P.

By: GSR Partners III, L.P.
Its General Partner

By: GSR Partners III, Ltd.
Its General Partner

By:	/s/Richard Lim
Authorized Signatory

Banean Holdings Ltd.

By:	/s/Waiping Leong
Authorized Signatory

Address: 101 University Ave, 4th Floor
Palo Alto, CA 94301
Tel: +1-650-331-7300
Fax: +1-650-331-7301
Attention: Richard Lim

SCHEDULE I

SCHEDULE OF INVESTORS

Name	Principal Amount
Ceyuan Ventures II, L.P.	US$	4,333,050
Ceyuan Ventures Advisors Fund II, LLC	US$	166,950
GSR Ventures III, L.P.	US$	3,430,000
Banean Holdings Ltd	US$	70,000
Total	US$	8,000,000

SCHEDULE II

NOTICES

If to the Company:

Address:	25F, Tower A, Ocean International Center, No. 56 East Fourth Ring Road, Chaoyang District, Beijing 100025
Tel:	+86-10-5908-0008
Fax:	+86-10-5908-0270
Attention:	Mr. Alan (Quji) Guo

If to the Investors:

Ceyuan Ventures II, L.P. and Ceyuan Ventures Advisors Fund II, LLC:

Address:	M&C Corporate Services Limited, Ugland House, P.O. Box 309GT, Grand Cayman, Cayman Islands

with a copy to:
No. 35 Qin Lao Hutong, Dongcheng District, Beijing, 100009 PRC

Tel:	+86-10-8402 8800
Fax:	+86-10-8402 0999
Attention:	Mr. Yuan Ye

GSR Ventures III, L.P. and Banean Holdings Ltd:

Adddress:	101 University Ave, 4th Floor, Palo Alto, CA 94301, United States
Tel:	+1-650-331-7300
Fax:	+1-650-331-7301
Attention:	Richard Lim

EXHIBIT A

FORM OF CONVERTIBLE NOTE

THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

LIGHTINTHEBOX HOLDING CO., LTD.

CONVERTIBLE NOTE

No.

US$[•]	[•], 2012

FOR VALUE RECEIVED, the undersigned, LightInTheBox Holding Co., Ltd., a company incorporated under the laws of the Cayman Islands (the “Company”), hereby promises to pay, subject to the terms and conditions of this Convertible Note (this “Note”), to the order of [•] (the “Holder”), in lawful money of the United States of America the principal amount [•] Dollars (US$[•]) (the “Principal Amount”), together with the interest as provided in this Note and the Convertible Note Purchase Agreement (as defined below).

This Note is issued pursuant to, and in accordance with, the Convertible Note Purchase Agreement dated March 22, 2012, by and among the Company, the Holder and the other parties named therein (as may be amended, supplemented or modified from time to time, the “Convertible Note Purchase Agreement”). The Holder is entitled to the benefits of this Note and the Convertible Note Purchase Agreement and, subject to the terms and conditions set forth herein and therein, may enforce the agreements contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto. All capitalized terms not otherwise defined in this Note shall have the meanings attributed to such terms in the Convertible Note Purchase Agreement.

SECTION 1

PRINCIPAL AMOUNT, MATURITY AND INTEREST

1.1                                 Principal Amount. The Company hereby acknowledges that it has received the Principal Amount from the Holder on the date hereof.

1.2                                 Maturity. The “Maturity Date” of this Note shall be the date that is eighteen (18) months after [•], 2012 (the “Original Note Issuance Date”), which, for the avoidance of doubt, is [•]. Prepayment of the Principal Amount prior to the Maturity Date without the express written consent of the Holder is not permitted.

1.3                                 Interest. Interest shall accrue on the outstanding amount of this Note from the Original Note Issuance Date at a rate equal to 12% per annum, uncompounded and computed on the basis of the actual number of days elapsed (the “Base Rate”); provided, however, that upon the occurrence of an Event of Default (as defined below), all outstanding amount hereunder shall accrue interest at the rate equal to 15% per annum, uncompounded and computed on the basis of the actual number of days elapsed (the “Default Rate”).  The Base Rate and the Default Rate shall be calculated on the basis of a 365-day year.

1.4                                 Ranking. This Note is one of a series of notes (the “Notes”) having like tenor and effect (except for variations necessary to express the name of the holder and the principal amount of each of the Notes) issued by the Company in accordance with the terms of the Convertible Note Purchase Agreement.  The Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of principal and interest with respect to any of the Notes shall be applied ratably and proportionately on the outstanding Notes on the basis of the principal amount of the outstanding indebtedness represented thereby. The Notes constitute an obligation of the Company ranking senior to all other indebtedness of the Company.

SECTION 2

CONVERSION

2.1                                 Mandatory Automatic Conversion upon Conversion Event. At and effective upon the closing of a Financing Event (a “Conversion Event”) prior to the Maturity Date, it is mandatory that all of the Principal Amount of this Note be automatically converted into such number of fully paid and non-assessable Conversion Shares (as defined below) as is equal to (x) the outstanding amount of this Note divided by (y) the then applicable Note Conversion Price (as defined below) times the applicable Conversion Discount (as defined below).

2.2                                 Note Conversion Price. The “Note Conversion Price” shall be equal to the per share issuance price of the Conversion Share issued for a Financing Event; provided that in the event the total pre-money valuation of the Company prior to such Financing Event, without taking into account of this Note and any other Notes issued under the Convertible Note Purchase Agreement or the Conversion Shares, is greater than US$350 million, the Note Conversion Price shall be equal to (x) US$350 million divided by (y) the total number of outstanding equity shares of the Company prior to such Financing Event which shall include any shares issued or reserved for issuance under any Benefit Plan of the Company, but excluding the Conversion Shares.

2.3                                 Conversion Shares. The “Conversion Shares” shall be the same class of equity securities issued and sold or the underlying equity securities issued and sold by the Company in such Financing Event.

2.4                                 Conversion Discount. The Conversion Discount shall be equal to:

(a)                                  95% if the Conversion Event occurs after three months but on or before six months from the Original Note Issuance Date;

(b)                                 90% if Conversion Event occurs after six months but on or before 12 months from the Original Note Issuance Date; and

(c)                                  85% if Conversion Event occurs after 12 months from the Original Note Issuance Date.

If the Conversion Event occurs on or before 3 months from the Original Note Issuance Date, there shall be no Conversion Discount.

2.5                                 Conversion at Maturity. If a Conversion Event does not occur prior to the Maturity Date and absent an Event of Default on or prior to the Maturity Date (the “Maturity Conversion Event”), all of the outstanding amount of this Note shall be automatically converted within five (5) Business days from the Maturity Date to such number of fully paid and non-assessable Series C Preferred Shares (the “Maturity Conversion Shares”) as is equal to (x) the outstanding amount of this Note, divided by (y) the then applicable Maturity Conversion Price (as defined below).

2.7                                 Maturity Conversion Price. The “Maturity Conversion Price” shall be equal to (x) US$255 million (being 85% times US$300 million) divided by (y) the total number of outstanding equity shares of the Company on the Maturity Date which shall include any shares issued or reserved for issuance under any Benefit Plan of the Company, but excluding the Maturity Conversion Shares.

2.8                                 Conversion Procedures. At the closing of a Financing Event, on the Maturity Conversion Event or on the Event of Default Conversion Event (as defined below), as the case may be, the Company shall deliver to the Holder a certificate or certificates representing the number of the Conversion Shares or the Maturity Conversion Shares, as applicable, issuable upon such conversion. The Person in whose name such certificate(s) is issued shall be deemed to be the holder of record of such Conversion Shares or the Maturity Conversion Shares, as applicable, on such date, notwithstanding that the share register of the Company shall then be closed or that the certificates representing such Conversion Shares or Maturity Conversion Shares, as applicable, shall not then be actually delivered to such Person.  As soon as practicable after the Holder receives such certificate(s), this Note shall be delivered to the Company for cancellation.

2.9                                 Fractional Shares. If the conversion of this Note would result in the issuance of any fractional share, the Company shall round up or down the fractional share to the nearest whole share (with 0.5 or more share to be rounded up).

2.10                           Termination of Rights. All rights under this Note shall terminate when this Note is converted in full pursuant to the terms set forth herein.

SECTION 3

PAYMENT

3.1                                 Payment and Currency. All payments by the Company hereunder shall be made in U.S. dollars to a bank account designated by the Holder in writing not less than 5 Business Days prior to the relevant due date by wire transfer in immediately available funds.  Interest payment shall be made without withholding or deduction for or on account of any Taxes, duties or other charges imposed by any Governmental Authority (“Withholdings and Deductions”). The Company shall bear, and shall add to such interest payments the amount of any Withholdings and Deductions as are necessary for the Holder to receive all interest payments by the Company hereunder as if such Withholdings and Deductions had not been made. For the avoidance of doubt, the interest payments may not be converted to any Conversion Shares or Maturity Conversion Shares pursuant to Section 2 hereof.

3.2                                 Timing. All interest payments by the Company on the Note shall be made (i) upon the occurrence of a Conversion Event, within five (5) Business Days after such Conversion Event, (ii) within five (5) Business Days after the Maturity Date, or (iii) upon the occurrence of an Event of Default pursuant to Section 6.2 hereof, whichever is earlier.

3.3                                 Holidays. If any interest payment pursuant to this Note shall be due on a day that is not a Business Day, then such payment shall be made without default on the next succeeding day which is a Business Day.

SECTION 4

REGISTRATION

4.1                                 Register. The Company shall keep at its principal office a register in which the Company shall provide for the registration and transfer of this Note, in which the Company shall record the name and address of the Holder. The Holder shall notify the Company of any change of name or address and promptly after receiving such notification the Company shall record such information in such register.

4.2                                 Transfer. This Note and all rights hereunder shall not be transferable by the Holder to anyone in any manner.

SECTION 5

COVENANTS

5.1                                 Covenants. So long as any indebtedness under this Note remains outstanding, the Company shall, and shall cause any other Group Company to:

(a)                                  comply in all material respects with applicable laws, rules, regulations and orders, such compliance to include, without limitations, promptly obtaining and maintaining all governmental approvals as are necessary for the operation of its business, and paying all taxes, assessments, and governmental charges imposed upon it or upon its property except for good faith contests for which adequate reserves are being maintained;

(b)                                 maintain in all material respects its corporate existence, licenses and privileges in good standing under and in compliance with all applicable laws in order to operate the business currently conducted by it;

(c)                                  provide notice to the Holder within ten (10) Business Days after receiving notice of all actions, suits, and proceedings before any court or governmental entity affecting any Group Company; and

(d)                                 provide to the Holder, as soon as possible and in any event within ten (10) Business Days after the occurrence thereof, with written notice of each event which either (i) is an Event of Default, or (ii) with the giving of notice or lapse of time or both would constitute an Event of Default, in each case setting forth the details of such event and the action which is proposed to be taken by the Company with respect thereto.

SECTION 6

EVENT OF DEFAULT

6.1                                 Definition. The occurrence of any of the following, which was not subsequently cured or remedied (if capable of being cured or remedied) by the Company within sixty (60) days after receipt of a written notice of default from the Holder specifying the nature of the Company’s default, shall constitute an “Event of Default” under this Note:

(a)                                  defaults shall occur in the observance or performance in all material respects of any covenant, obligation or agreement of the Company under this Note or the Convertible Note Purchase Agreement;

(b)                                 any representation, warranty or certification made by the Company herein or in the Convertible Note Purchase Agreement or in any certificate, report, document, agreement or instrument delivered to the Holder pursuant to any provision hereof or thereof shall prove to have been false or incorrect in any material respect on the date or dates as of which made; or

(c)                                  any Group Company shall (i) apply for or consent to, or become subject to, the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (ii) make an assignment for the benefit of creditors, (iii) fail to pay its material debts as they become due, or (iv) become subject to any voluntary or involuntary proceedings under any bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally.

6.2                                 Consequences of Events of Default.

(a)                                  Upon the occurrence of, and during the continuance of an Event of Default, the Holder and the other holders of the Notes has the right (but not the obligation), acting jointly and not severally, to convert all outstanding amount under this Note and the Notes, in whole but not in part, to such number of Maturity Conversion Shares as provided under Section 2.5 hereof (the “Event of Default Conversion Event”).

(b)                                 Upon the occurrence of an Event of Default, and absent the Event of Default Conversion Event, all indebtedness under this Note shall become due and payable and accrue interest at the Default Rate, and the Company shall pay to the Holder all such outstanding amount and accrued interests under this Note without any action on the part of the Holder, subject to the availability of the cash balances of the Company, provided that no obligations under this Section 6.2(b) shall result in the Company (i) applying for or consenting to, or becoming subject to, the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (ii) becoming subject to any voluntary or involuntary proceedings under any bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or (iii) becoming unable to continue its normal business operation. The Company agrees to pay the Holder all reasonable out-of-pocket costs and expenses incurred by the Holder in any effort to collect indebtedness under this Note, including reasonable attorney fees, and to pay interest at the highest rate permitted by applicable law on such costs and expenses to the extent not paid when demanded.

(c)                                  For the avoidance of doubt, in the Event of Default, the rights to which the Holder may have been afforded shall be limited to that as set forth in this Section 6.2.

SECTION 7

MISCELLANEOUS

7.1                                 Notices. Any notice or communication provided for by this Note shall be in writing and shall be delivered in person, sent by telecopy, mailed, first class, postage prepaid, or sent by nationally recognized overnight delivery service addressed to the Company or the Holder at their respective addresses or telecopy numbers specified in the Convertible Note Purchase Agreement, as to any such party, at such other address or telecopy number as may be designated by it in a notice to the other parties hereto. All notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

7.2                                 Waiver. The Company waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note. The Company agrees that no omission or delay by the Holder in exercising any right under this Note shall operate as a waiver, and the single or partial exercise of any such right or rights shall not preclude any other further exercise of such right or rights.

7.3                                 Amendment. This Note may be discharged, terminated, amended, supplemented or otherwise modified only by an instrument in writing signed by the party against which enforcement of such discharge, termination or modification is sought.

7.4                                 Severability. Any provision of this Note that is prohibited or unenforceable in a jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.5                                Language. This Note is drawn up in the English language. If this Note is translated into any language other than English, the English language text shall prevail.

7.6                                 Headings. Section headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose.

7.7                                 Governing Law and Arbitration. This Note shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without regard to the principles of conflicts of law thereof. Any dispute, controversy or claim arising out of or relating to this Note, or the interpretation, breach, termination or validity hereof shall be resolved in accordance with Section 9.5 of Convertible Note Purchase Agreement.

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IN WITNESS WHEREOF, this Note has been executed and delivered on the date first written above.

LIGHTINTHEBOX HOLDING CO., LTD.

By:
Name:
Title:	Authorized Signatory

ANNEX A

DRAFT PRELIMINARY PROSPECTUS